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                                                             EXHIBIT 23(K)

                    CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the inclusion in the Prospectus constituting part of this Registration Statement on Form S-4 (No. 333-64227) of United Rentals (North America), Inc. of our reports dated March 6, 1998 and October 28, 1998, on our audits of the financial statements of McClinch Equipment Services, Inc. as of December 31, 1997 and August 31, 1998 and for the year ended December 31, 1997 and of our reports dated March 25, 1998 and October 28, 1998 on our audits of the consolidated financial statements of McClinch Inc. and Subsidiaries as of January 31, 1998 and August 31, 1998 and for the year ended January 31, 1998. We also consent to the reference to our firm under the caption "Experts".

PricewaterhouseCoopers LLP

Stamford, Connecticut

December 16, 1998